Exhibit 10.1

November 12, 2008
Mr. Harshawardan Shetty
533 47th Road, Suite 2
Long Island City, NY 11101

Dear Harshawardhan:

This letter is written on behalf of Firefish, Inc., a Nevada corporation (the “Company”), beginning November 12, 2008 (the “Start Date”). Once countersigned by you, this letter shall constitute a binding agreement (the “Agreement”) between you (the “Executive”) and the Company, effective as of the date of this letter set forth above (the “Effective Date”).

1.
Employment. The Company hereby employs Executive on the terms and conditions set forth in this Agreement and Executive hereby accepts such employment. Executive shall serve as President, Chief Executive Officer, Principal Accounting and Financial Officer and Treasurer, and initially report to and be accountable to the Company’s board of directors. Executive shall perform such duties and have such responsibilities as are normally commensurate with Executive’s position, including such other duties as are reasonably assigned to Executive from time to time.

2.
Salary. Executive’s salary shall be Five Thousand Dollars ($5,000) monthly, which equates to Sixty Thousand Dollars ($60,000) on an annualized basis (the “Base Salary”), subject to standard payroll deductions, as applicable, when such payroll policies shall be adopted by the Company. The Base Salary shall be paid on the Company’s regular payroll dates in accordance with the Company’s normal payroll practices. Executive’s Base Salary shall be reviewed annually, and the Board of Directors shall determine, in their sole and absolute discretion, whether to grant Executive any salary increase based on the performance of Executive and the Company, subject to any contractual restrictions on such compensation.  The Executive’s Salary shall only accrue and be payable when the Company has at least $10,000 in cash or cash equivalents and indebtedness of less than $10,000 in the aggregate, including outstanding accounts payable (“Funding Threshold”). Failure of the Company to make any salary payment hereunder due to the failure to meet the Funding Threshold shall in no way alter the terms of Executive’s responsibilities hereunder.

3.
Performance Bonus. For the year beginning September 1, 2009 and ending August 31, 2010, and for each year thereafter during Executive’s tenure at the Company, and subject to the sole and absolute discretion of the Board of Directors of the Company, Executive’s annual bonus shall be determined under the same incentive compensation plans applicable to all senior executives, and Executive may receive an annual end of year bonus (the “Performance Bonus”) equal to forty percent (40%) of Executive’s Base Salary.

4.
Stock Options. Subject to approval by the Company’s Board of Directors, the Company shall enter into a Stock Option Agreement with Executive pursuant to which the Company is granting to Executive Stock Options in any Stock Option Plan the Company shall adopt, subject to vesting of no less than a two year term and consisting of an aggregate of no more than 250,000 shares of common stock, subject to adjustments for stock splits, dividends and recapitalizations.   The Stock Option Agreement shall provide further that, in the event of a “Change in Control” of the Company, as defined therein, Executive shall not be entitled to accelerated vesting of the options that have not yet vested as of the date of such event.

5.	Employment at Will; Termination.
5.1
Employment at Will. Executive’s employment with the Company will be on an “at-will” basis, meaning that Executive’s employment is not for a specified period of time and can be terminated by Executive or the Company at any time, with or without cause, and with or without notice.

5.2
Termination by Company for Cause. The Company may terminate this Agreement at any time, effective immediately, for Cause, which shall be defined as: (i) a Willful and continued material failure to perform Executive’s duties under this Agreement in a satisfactory manner where Willful means, when applied to any action or omission made by Executive, that Executive did so without a good faith belief that such action or omission was in, or was not contrary to, the best interests of the Company; (ii) acts of dishonesty, fraud, embezzlement, misrepresentation, and misappropriation involving the Company or any of its affiliates; (iii) unprofessional conduct which may adversely affect the reputation of the Company and/or its relationship with its customers, employees or suppliers ; (iv) a conviction of, or entry of a guilty plea or no contest to, any crime involving moral turpitude or dishonesty; (v) the failure of the Company to achieve a listing on the OTC Bulletin Board, Nasdaq Small Cap or National Market Exchange, NYSE or AMEX with a 30 day trailing average bid price of $0.50 or more and 30 day average daily volume of at least 10,000 shares by June 30, 2010 (collectively “Cause”). In the event of termination of this Agreement for Cause, Executive shall immediately be paid  any amounts due to him under this Agreement. All stock options covered by the Option shall expire at the date of termination for any of the above-enumerated reasons to terminate for cause.

5.3
Termination by Company Without Cause. The Company may terminate this Agreement at any time, effective immediately, without Cause. In the event that the Company terminates this Agreement without Cause, Executive shall be paid immediately (except as noted) all accrued Base Salary and any reasonable and necessary business expenses incurred by Executive in connection with Executive’s duties hereunder, all to the date of termination.

5.4
Effect of Termination; Stock Repurchase Right.  The Executive is the owner of 6,666,666 common shares of the Company’s stock (“Executive’s Shares”).  The Executive hereby grants the Company an option to repurchase these shares for the same price Executive paid to acquire those shares for a period of two years from the date of this Agreement, provided however, that this repurchase right may only be exercised in the event that the Executive’s employment with the Company terminates for any reason other than a termination without Cause by the Company.    Executive may not sell, pledge or hypothecate the Executive’s Shares during this period.

6.	Miscellaneous.

6.1 Entire Agreement. The terms described in this Agreement set forth the entire understanding between Executive and the Company, and supercede any prior representations or agreements, whether written or oral, with respect to the subject matter hereof.   No term or provision of this Agreement or attached exhibits may be amended waived, released, discharged or modified except in writing, signed by Executive and an authorized officer of the Company, except as otherwise specifically provided herein.  Furthermore, this Agreement is authorized by a representative of Genesis Venture Fund India I, LP, a Delaware limited partnership (“Genesis”) pursuant to the Company’s written obligations to Genesis and any changes to this Agreement must have the written permission of Genesis.

6.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Nevada, without reference to conflict of law principles.

6.3 Successors. The Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns. In that the Agreement constitutes a non-delegable personal services agreement, it may not be assigned by Executive and any attempted assignment by Executive in violation of this covenant shall be null and void.

6.4 Severability. In the event that any one ore more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and all such remaining provisions shall remain in full force and effect.

6.5 Waiver. The failure of either party to insist on strict compliance with any of the terms of this Agreement will not be deemed to be a waiver of any terms of this Agreement or of the party’s right to require strict compliance with the terms of the Agreement in any other instance.

6.6 Notices. All notices, demands, or requests provided for or permitted to be given pursuant to this Agreement must be given in writing, unless otherwise specified, and shall be deemed to have been properly given, delivered, or served by depositing the same in the United States mail, postage prepaid, certified or registered mail, with deliveries to be made to the following addresses:

If to Harshawardan Shetty:	Harshawardhan Shetty
533 47th Road, Suite 2
Long Island City, NY 11101
If to Company:	Attn: Board of Directors
Firefish, Inc.
533 47th Road, Suite 2
Long Island City, NY 11101 With a copy to: Genesis Venture Fund India, I LP Attention: James Price 12707 High Bluff Dr Suite 140 San Diego, CA 92130
Either party may change such party’s address for notices as necessary by notice given pursuant to this Section.

6.7 Captions. Section headings used in the Agreement are for convenience of reference only and shall not be considered a part of the Agreement.

6.8 Amendments and Further Assurances. This Agreement may be amended or modified from time to time, but only by written instrument executed by all the parties hereto. No variations, modifications, or changes herein or hereof shall be binding upon any party except as set forth in such a written instrument. The parties will execute such further instruments and take such further action as may be reasonably necessary to carry out the intent of the Agreement.

6.9 Counterparts. The Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

7.	Representations by Executive: Executive represents and warrants that:
     (a) Executive is free to enter into and perform each of the terms and conditions of this Agreement. Executive is not subject to any agreement, judgment, order or restriction that would be violated by Executive being employed by Company or that in any way restricts the services that may be rendered by Executive for Company. Executive’s execution of this Agreement and performance of Executive’s obligations under this Agreement does not and will not violate or breach any other agreement between Executive and any other person or entity.
     (b) Executive has carefully considered the nature and extent of the restrictions and covenants in this Agreement and Executive agrees that they will not prevent Executive from earning a livelihood after employment with Company and that they are fair, reasonable and necessary to protect and maintain the proprietary interests, goodwill and other legitimate business interests of Company in view of the following facts: (i) Executive will hold a position of confidence and trust with Company as a result of Executive’s employment with Company, access to confidential financial and other information, and relationship with the customers, suppliers and other employees of Company, (ii) it would be impossible for Executive to be employed or engaged in a directly competitive business to that of the
Company without inevitably using Company’s proprietary information, and (iii) Executive has broad skills that will permit gainful employment in many areas and businesses outside the scope of Company’s business.
     (c) Executive acknowledges that but for the above representations and warranties of Executive, Company would not employ Executive or enter into this Agreement.

Agreed and accepted as of the date first written above,

Executive

X__________________________________
Harshawardhan Shetty

Firefish, Inc.
A Nevada corporation

X__________________________________
Harshawardhan Shetty
President and CEO

With the permission of:

Genesis Venture Fund India I, LP
A Delaware Limited Partnership

X__________________________________
Jonathan Dariyanani
On Behalf of the General Partner